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N E W S   R E L E A S E

TALISMAN ENERGY INCREASES SEMI-ANNUAL DIVIDEND

CALGARY, Alberta – September 17, 2003 –Talisman Energy Inc. today declared a semi-annual dividend of forty cents Canadian (C$0.40) per share on the Company’s common shares.  The dividend will be paid on December 31, 2003 to shareholders of record at the close of business on December 10, 2003.

“This increase in the semi-annual dividend demonstrates our continued belief in Talisman’s financial strength,” said Dr. Jim Buckee, President and Chief Executive Officer.  “It also reflects our increasing confidence in a stronger commodity price outlook and a desire to pass some of this benefit directly to our shareholders. We remain responsive to the needs of our shareholders and committed to delivering value.”

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:  403-237-1196

Fax:      403-237-1210

E-mail: tlm@talisman-energy.com

~~  This release is available on Talisman’s Internet Web Site:  WWW.TALISMAN-ENERGY.COM  ~~

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Forward Looking Statements:  This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including anticipated financial performance and the assumptions upon which this performance is based. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses and the success of exploration and development projects; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks); uncertainties as to the availability and cost of financing; risks in conducting foreign operations (for example political and fiscal instability or the possibility of civil unrest or military action in countries such as Indonesia, Malaysia, Vietnam, Algeria or Columbia; general economic conditions; the effect of acts of, or against international terrorism; fluctuations in oil and gas prices and foreign currency exchange rates; and the possibility that government policies may change or governmental approvals may be delayed or withheld.  Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s Annual Report under the headings “Management’s Discussion and Analysis – Liquidity and Capital Resources”, “- Risks and Uncertainties” and “-Outlook” as well as in Talisman’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.  Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made.  The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

 23-03

~~  This release is available on Talisman’s Internet Web Site:  WWW.TALISMAN-ENERGY.COM  ~~